UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 10, 2005

Date of Report (Date of earliest event reported)

DAOU SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22073	33-0284454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4412 Creamery Way, Suite 300 Exton, Pennsylvania		19341
(Address of principal executive offices)		(Zip Code)

610-594-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On August 11, 2005, Daou Systems, Inc. issued a press release announcing that it had entered into an Agreement and Plan of Merger by and among Proxicom, Inc., PRX Acquisition Sub, Inc. and Daou whereby Daou will be merged with and into PRX (the “Transaction”).

The Transaction has an aggregate value of approximately $21.6 million, less applicable transaction expenses. Subject to certain potential pre-closing balance sheet adjustments, each outstanding share of Daou common stock will receive cash equal to approximately $0.305 per share.  The holders of Daou’s Series A-1 Preferred Stock will receive an aggregate of $12.2 million in cash.

The consummation of the Transaction is subject to the approval of Daou’s stockholders, a floor price of $.27 for each share of common stock and other customary conditions. The Transaction is expected to close early in the fourth quarter of 2005.

Irrevocable Proxy and Voting Agreement

On August 10, 2005, Daou Systems, Inc. entered into an Irrevocable Proxy and Voting Agreement among Daou, Proxicom, Inc., PRX Acquisition Sub, Inc., and Galen Partners III, L.P., Galen Partners International III, L.P., and Galen Employee Fund III, L.P. (collectively, the “Galen Funds”), and Vincent K. Roach, the Company’s President and Chief Executive Officer.

Under this agreement, the Galen Funds and Mr. Roach agreed to vote for the Transaction and in connection therewith granted Proxicom their power of attorney and proxy to vote for the Transaction.  In addition, Galen agreed (i) to waive its liquidation preference under Daou’s certificate of incorporation and agreed that the sole consideration to be received by the Galen Funds as a result of the Transaction shall be $12.2 million, (ii) not to exercise any of its warrants to purchase shares of Daou’s common stock and (iii) that all of its warrants to purchase shares of Daou’s common stock will be deemed to be cancelled immediately prior to the consummation of the Transaction.  Further, Mr. Roach agreed to repay on or prior to the consummation of the Transaction all amounts outstanding under the Secured Promissory Note, dated June 1, 2001, made by Mr. Roach in favor of Daou.

Amended and Restated Confidentiality, Inventions and Non-Compete Agreement with Vincent K. Roach

On August 10, 2005, Daou entered into an Amended and Restated Confidentiality, Inventions and Non-Compete Agreement with Mr. Roach.  This agreement, which will become effective upon the consummation of the Transaction, amended certain terms of a Confidentiality, Inventions and Non-Compete Agreement between Mr. Roach and Daou dated August 13, 2004.  In this amended agreement, Mr. Roach’s non-competition obligation was extended to three years and the geographic scope of the non-compete obligation was expanded to include the entire United States.  In consideration for these additional obligations, if Mr. Roach’s employment with the Company is terminated, Daou will pay Mr. Roach ten weeks of base salary, which equals approx. $58,000.

The Agreement and Plan of Merger, the Irrevocable Proxy and Voting Agreement and the Amended and Restated Confidentiality, Inventions and Non-Compete Agreement with Mr. Roach will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2005, unless earlier filed on a Form 8-K, as required by SEC regulations.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Other Material Relationships

The Company does not have any material relationship with Proxicom, PRX or either of its affiliates other than in respect of the Agreement and Plan of Merger and the Irrevocable Proxy and Voting Agreement.

The Company does not have any material relationships with the Galen Funds other than the Irrevocable Proxy and Voting Agreement and certain agreements and other documents entered into in connection with the Galen Funds’ investment in Daou which have been previously filed with the Securities and Exchange Commission.

The Company does not have any material relationships with Vincent K. Roach other than the Irrevocable Proxy and Voting Agreement, an Amended and Restated Employment Agreement, dated August 13, 2004, by and between Daou and Mr. Roach, a Registration Rights Agreement, dated June 1, 2001, by and between Daou and Mr. Roach, the Secured Promissory Note, dated June 1, 2001, made by Mr. Roach in favor of Daou, as reference above, and certain other documents related to the Secured Promissory Note.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

99.1	Press Release by Daou Systems, Inc. dated August 11, 2005 referred to in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAOU SYSTEMS, INC.

Dated: August 11, 2005	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release by Daou Systems, Inc. dated August 11, 2005 referred to in Item 1.01 above.